Exhibit 99-1

Contact: Clyde Forbes
585.771.4802

RG&E TO SELL GINNA NUCLEAR GENERATING STATION TO
CONSTELLATION GENERATION GROUP LLC

FOR IMMEDIATE RELEASE

          Rochester, NY, November 25, 2003 - RG&E (Rochester Gas and Electric Corporation) a utility subsidiary of Energy East Corporation [NYSE:EAS] announced today that it has signed an agreement to sell the R. E. Ginna Nuclear Generating Station to Constellation Generation Group LLC for $422.6 million (including nuclear fuel). The closing of the sale is targeted for June 30, 2004 and is contingent on the company securing a 20-year license extension from the Nuclear Regulatory Commission (NRC). Cash proceeds from the sale will be used to pay down debt.

          "Clearly, Constellation sees the value in Ginna, and its outstanding employees," said Jim Laurito, RG&E's president. "The agreement between RG&E and Constellation marks the end of a successful competitive auction conducted in consultation with the staff of the New York State Department of Public Service. Constellation is an experienced nuclear operator with an excellent reputation for safe and reliable operations. In addition, the sale is consistent with the New York State policy for electric utilities to divest generation assets and transform into energy delivery companies."

          RG&E will transfer to Constellation approximately $202 million in decommissioning funds, an amount expected to fully meet the NRC's decommissioning funding requirements for the plant. The sale agreement also includes a 10-year purchase power agreement to ensure that RG&E's customers continue to receive the benefit of power from Ginna.

          The sale of Ginna is subject to approvals by several regulatory agencies including the New York State Public Service Commission, the NRC and the Federal Energy Regulatory Commission.

          Ginna, powered by a pressurized, light water nuclear reactor, is located on Lake Ontario, in the Town of Ontario, in Wayne County. Westinghouse designed the plant and Bechtel constructed it. Ginna's current NRC operating license expires in 2009. The process to extend the license to 2029 is well under way. A decision on the license extension is expected by June 2004.

          J.P. Morgan Securities Inc. and Concentric Energy Advisors, Inc. acted as advisors to RG&E for this transaction. Huber Lawrence & Abell and LeBoeuf, Lamb, Greene, & MacRae, LLP acted as legal counsel.

About RG&E: RG&E serves approximately 355,000 electricity customers and 291,000 natural gas customers in the areas in and around Rochester, New York. RG&E is a wholly owned subsidiary of RGS Energy, which merged with Energy East Corporation [NYSE:EAS] in 2002.

About Energy East: Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve 3 million customers (1.8 million electricity, 900,000 natural gas and 300,000 other retail energy customers) throughout upstate New York and New England.